[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.23

AMENDMENT NO. 1

TO THE

EXCLUSIVE LICENSE AGREEMENT

This AMENDMENT NO.1 TO THE EXCLUSIVE LICENSE AGREEMENT (this “Amendment”), dated as of October 22, 2012 (the “Amendment Effective Date”), is made by and between AMGEN INC., a Delaware corporation having an address of One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), and SANTA MARIA BIOTHERAPEUTICS, INC., a Delaware corporation (“Licensee”).

WHEREAS, Amgen and Licensee entered into that certain Exclusive License Agreement, dated as of September 7, 2012 (the “Agreement”), pursuant to which Licensee received certain rights to develop and commercialize the Product (as defined in the Agreement);

WHEREAS, Amgen and Licensee wish to update certain portions of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree to amend the Agreement as follows:

ARTICLE 1 - AMENDMENT

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.1	Correction of Licensee Name. All references in the Agreement to “Santa Maria Biosciences” are hereby amended to refer instead to “Santa Maria Biotherapeutics”.

1.2	Addition of Specifications Schedule. A new schedule entitled “Specifications” shall be appended to the Agreement as follows:

Schedule

Specifications

AMG 434 Specifications
[*]	[*]

1.3	Amendment to Section 1.2 of Licensed Know-How Schedule (Discovery Research). The following shall be added at the end of the current Section 1.2:

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

1.4	Amendment to Section 1.3 of Licensed Know-How Schedule (Research Analytical Assays, Methods and Materials). The following tables shall be appended to the end of the Section under the heading “Additional Materials”:

Material/ Reagent	Lit No./Batch ID	Expiration Date	Amount Provided
[*]	[*]	[*]	[*]

Sample Type	Lot #	Condition	Inventory
[*]	[*]	[*]	[*]

1.5	Amendment of Section 1.8 of Licensed Know-How Schedule (Pending Licensed Know-How). Section 1.8 of the Licensed Know-How Schedule shall be replaced in its entirety with the following: “[Section intentionally left blank.]”

1.6	Amendment of Press Release Schedule. The Press Release Schedule shall be replaced in its entirety with the revised press release attached to this Amendment as Schedule 1.

ARTICLE 2 - REFERENCE TO AND EFFECT ON THE AGREEMENT

2.1	Reference to Agreement. Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended hereby.

2.2	Effectiveness of Amendment. Upon execution and delivery of this Amendment by both Parties, the amendments set forth above shall be effective as of the Amendment Effective Date. Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Parties.

2.3	No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party under the Agreement, nor constitute a waiver of any provision of the Agreement.

ARTICLE 3 - MISCELLANEOUS

3.1	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of [*], as applied to agreements executed and performed entirely within [*], without regard to any applicable principles of conflicts of law. Each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of [*] for any matter arising out of or relating to this Amendment and the transactions contemplated hereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.

3.2	Headings. The heading for each article and section in this Amendment has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.

3.3	Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.

IN WITNESS THEREOF, duly authorized representatives of the Parties hereto have executed this Amendment as of the date first set forth above.

Santa Maria Biotherapeutics, Inc.		Amgen Inc.

By:	/s/ Isaac Ciechanover	By:	/s/ Jonathan Peacock
Name:	Isaac Ciechanover	Name:	Jonathan Peacock
Title:	CEO	Title:	Executive Vice President & CFO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.

Schedule 1

Revised Press Release

Amgen and KPCB Partner to Create Atara Biotherapeutics

AMGEN AND KLEINER PERKINS CAUFIELD & BYERS PARTNER TO

CREATE NEW SPIN-OUT BIOTECH COMPANY

Amgen to License Pipeline Assets to Newly Formed Company

THOUSAND OAKS, Calif. and MENLO PARK, Calif. (Oct. 25, 2012) – Amgen and Kleiner Perkins Caufield & Byers (KPCB) today announced the formation of Atara Biotherapeutics, (www.atarabio.com), a new drug development company with a focus on innovative therapies for patients with chronic diseases in therapeutic areas including nephrology and oncology. Atara Biotherapeutics will have licenses to six Amgen assets, which are in various stages of development, ranging from preclinical to Phase 1. Financial terms of the transaction are not being disclosed.

Atara Biotherapeutics will be financed initially by KPCB, and Isaac Ciechanover, M.D., a former partner at KPCB, will serve as the president and chief executive officer. Amgen will have a minority equity interest in Atara Biotherapeutics.

“Amgen is excited to partner with KPCB to help advance molecules in Amgen’s pipeline that have the potential to treat serious illnesses,” said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen. “With facilities in both the Bay Area and near Amgen’s Thousand Oaks campus, Atara Biotherapeutics will provide the opportunity to further foster biotechnology innovation in Amgen’s communities.”

“We look forward to building on Amgen’s research to bring a promising group of therapeutics to patients with serious illnesses,” said Ciechanover.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.

A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

About Kleiner Perkins Kleiner Perkins Caufield & Byers (KPCB) has backed entrepreneurs in more than 500 ventures leading to 150 IPOs, 350,000 jobs and a deep strategic network. The firm has helped build pioneering companies like Align, Amazon, Electronic Arts, Genentech, Genomic Health, Google, Intuit, Juniper Networks, Netscape, Symantec, VeriSign and WebMD. KPCB partners serve on the boards of Amazon, Apple, Bloom Energy, Flipboard, Foundation Medicine, Google, Hewlett-Packard, Nest, Square, Tesaro and Zynga, among others. KPCB accelerates the success of entrepreneurs with a team of partners delivering company-building services including strategy, operational scaling, recruiting, business development and product delivery. The firm invests in all stages from seed and incubation to growth companies. KPCB operates from offices in Menlo Park, San Francisco, Shanghai and Beijing. http://www.kpcb.com.

Forward-Looking Statements This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in Amgen’s Form 10-K for the year ended Dec. 31, 2011, and in its periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those Amgen projects. Amgen’s results may be affected by Amgen’s ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), difficulties or delays in manufacturing its products. In addition, sales of Amgen products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen products. Furthermore, Amgen’s research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. Amgen or others could identify safety, side effects or manufacturing problems with Amgen products after they are on the market. Amgen’s business may be impacted by government investigations, litigation and products liability claims. Further, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors. Amgen depends on third parties for a significant portion of its manufacturing capacity for the supply of certain of its current and future products and limits on supply may constrain sales of certain of its current products and product candidate development. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for Amgen products are supplied by sole third-party suppliers. Amgen’s business performance could affect or limit the ability of its Board of Directors to declare a dividend or its ability to pay a dividend or repurchase its common stock.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.